                                                                      EXHIBIT 11


                    STERLING VISION, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                  (Unaudited)
                 (Dollars In Thousands, Except Per Share Data)


                                                       Three Months Ended                 Nine Months Ended
                                                         September 30,                      September 30,
                                                      1997          1996                 1997          1996
PRIMARY EARNINGS (LOSS)

  Net income      (loss)                             $(1,911)       $ (760)             $(4,997)      $  (749)
                                                     =======        ======              ========      =======

  Weighted average number of common
         shares outstanding                           13,289        12,325               13,289        12,325

  Weighted average number of common shares
         to be issued                                    377             -                  377             -

  Incremental shares based on the treasury
         stock method for stock options, using
         the average market price                        135            82                  135            82

  Weighted average number of common share
         and common share equivalents
         outstanding                                  13,801        12,407               13,801        12,407
                                                      ======        ======               ======        ======

  Primary earnings (loss) per common share           $  (.14)      $  (.06)             $  (.36)      $  (.06)
                                                     ========      ========             ========      ========

FULLY DILUTED EARNINGS (LOSS)*

  Net income (loss)                                  $(1,911)      $  (760)            $(4,997)       $  (749)
                                                     ========      ========            ========       ========

  Weighted average number of common
         shares outstanding                           13,289        12,325               13,289        12,325

  Weighted average number of common
         shares to be issued                             377             -                  377             -

  Incremental shares based on the treasury
         stock method for stock options, using
         the average market price                        331           170                  331           170


  Weighted average number of common share
         and common share equivalents
         outstanding                                  13,997        12,495               13,997        12,495
                                                     =======       =======              =======       =======

  Fully diluted earnings (loss) per
       common share                                   $ (.14)       $ (.06)              $ (.36)      $  (.06)
                                                     =======       =======              =======       =======


* This calculation is submitted in accordance with Securities Exchange Act of 1934, Release No.9083, although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.